Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports Third Quarter Results

•	Revenues of $1.1 billion – down 53%

•	Loss per share of $0.56 (includes a $0.53 per share charge related to valuation adjustments and other write-offs)

•	Gross margin on home sales:

•	18.0% (excluding SFAS 144 valuation adjustments of $32.3 million) – up 400 basis points

•	14.8% (including SFAS 144 valuation adjustments) – up 1,480 basis points

•	Operating margin on home sales:

•	2.3% (excluding SFAS 144 valuation adjustments) – up 230 basis points

•	-0.9% (including SFAS 144 valuation adjustments) – up 1,310 basis points

•	Selling, general and administrative expenses reduced by $148.0 million – down 49%

•	Homebuilding cash of $857.1 million as of August 31, 2008

•	No outstanding borrowings under the Company’s credit facility as of August 31, 2008

•	Homebuilding debt to total capital of 40.5% (net homebuilding debt to total capital of 30.2%)

•	Maximum recourse indebtedness related to the Company’s unconsolidated entities of $630.0 million – reduced by $1.1 billion, or 64%, since its peak at November 30, 2006

•	Deliveries of 3,791 homes – down 50%

•	New orders of 3,387 homes – down 42%; cancellation rate of 27%

•	Backlog dollar value of $1.0 billion – down 53%

Miami, September 23, 2008 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its third quarter ended August 31, 2008. Third quarter net loss in 2008 was $89.0 million, or $0.56 per diluted share, compared to third quarter net loss of $513.9 million, or $3.25 per diluted share, in 2007.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “While we expected the housing market to remain constrained throughout the third quarter, the weakness in the market actually accelerated as a result of increased foreclosures, weakened consumer confidence and tightened mortgage lending standards. Although the Federal government has recognized that stabilizing the housing market is critical to solving the current credit crisis, the government has yet to act meaningfully to help stabilize home prices. While we were encouraged that Congress passed the July housing stimulus bill as a first step, additional government actions will be necessary to help facilitate housing market stabilization, which in turn will help stabilize the financial markets as well.”

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Mr. Miller continued, “While the housing market continues to search for a bottom, we have been making significant progress to improve our basic operations. We continued to focus on the execution of an efficient homebuilding model through the repositioning of our product to meet today’s consumer demand and by aggressively reducing our construction costs. This focus resulted in our third quarter, pre-impairment gross margin percentage improvement of 400 basis points year-over-year to 18.0%. As a result of a steeper decline in revenues than we anticipated, we did not achieve a reduction in S,G&A expenses as a percentage of revenue from the second quarter. However, we did continue to make significant progress towards our goal of right-sizing our business by cutting our selling, general and administrative expenses by approximately one-half, compared to a year ago. We have taken further actions during the quarter, including consolidating divisions, which should enable us to achieve a significant improvement in our S,G&A percentage going forward.”

“We ended our third quarter with $857 million in cash and no outstanding borrowings under our credit facility, while we reduced our maximum unconsolidated joint venture recourse debt to $630 million, a decrease of 22% from the end of our second quarter.”

Mr. Miller concluded, “As we enter the fourth quarter of 2008, we remain well positioned with a strong balance sheet and properly scaled operations to navigate the current market as a leaner and more efficient homebuilder.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED AUGUST 31, 2008 COMPARED TO

THREE MONTHS ENDED AUGUST 31, 2007

Homebuilding

Revenues from home sales decreased 54% in the third quarter of 2008 to $995.7 million from $2.2 billion in 2007. Revenues were lower primarily due to a 49% decrease in the number of home deliveries and a 9% decrease in the average sales price of homes delivered in 2008. New home deliveries, excluding unconsolidated entities, decreased to 3,694 homes in the third quarter of 2008 from 7,266 homes last year. In the third quarter of 2008, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2007. The average sales price of homes delivered decreased to $270,000 in the third quarter of 2008 from $296,000 in the same period last year, due to reduced pricing. Sales incentives offered to homebuyers were $45,900 and $46,000 per home delivered, respectively, in the third quarter of 2008 and 2007.

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Gross margins on home sales excluding SFAS 144 valuation adjustments were $179.4 million, or 18.0%, in the third quarter of 2008, compared to $304.1 million, or 14.0%, in the third quarter of 2007. Gross margin percentage on home sales, excluding SFAS 144 valuation adjustments, improved compared to last year, primarily due to the Company’s lower inventory basis and continued focus on repositioning its product and reducing construction costs. The largest gross margin percentage improvement was experienced in the Company’s Homebuilding East segment. Gross margins on home sales were $147.1 million, or 14.8%, in the third quarter of 2008, which included $32.3 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $1.0 million, or 0.0%, in the third quarter of 2007, which included $303.1 million of SFAS 144 valuation adjustments. Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure disclosed by certain of the Company’s competitors and has been presented because the Company finds it useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

Selling, general and administrative expenses were reduced by $148.0 million, or 49%, in the third quarter of 2008, compared to the same period last year, primarily due to reductions in associate headcount, variable selling expense and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 15.7% in the third quarter of 2008, from 14.0% in 2007, which was due to lower revenues.

Losses on land sales totaled $28.8 million in the third quarter of 2008, which included $21.4 million of SFAS 144 valuation adjustments and $10.9 million of write-offs of deposits and pre-acquisition costs related to approximately 900 homesites under option that the Company does not intend to purchase. In the third quarter of 2007, losses on land sales totaled $344.7 million, which included $114.6 million of SFAS 144 valuation adjustments and $242.5 million of write-offs of deposits and pre-acquisition costs related to approximately 15,000 homesites that were under option.

Equity in loss from unconsolidated entities was $11.0 million in the third quarter of 2008, which included $2.9 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $127.4 million in the third quarter of 2007, which included $138.7 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Management fees and other expense, net, totaled $52.2 million in the third quarter of 2008, which included $40.0 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities and $5.6 million of write-offs of notes receivable, compared to management fees and other expense, net, of $10.5 million in the third quarter of 2007, which included $32.1 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities and $16.5 million of goodwill write-offs, partially offset by the recognition of $24.7 million of profit deferred at the time of the recapitalization of the LandSource joint venture.

Minority interest income (expense), net was $9.0 million in the third quarter of 2008, which included $7.9 million of minority interest income as a result of a $15.9 million SFAS 144 valuation adjustment to inventory of a 50%-owned consolidated joint venture, compared to minority interest income (expense), net of ($1.8) million in the third quarter of 2007.

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Sales of land, equity in loss from unconsolidated entities, management fees and other expense, net and minority interest income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating loss for the Financial Services segment was $12.9 million in the third quarter of 2008, compared to an operating loss of $5.2 million in the same period last year. The operating loss was due to a $27.2 million write-off of goodwill related to the segment’s mortgage operations. This loss was partially offset by increased profitability in the mortgage operations primarily due to higher profits per loan resulting from an increase in FHA loans. There were $9.3 million in write-offs of land seller notes receivable in third quarter of 2007, compared to no write-offs of land seller notes receivable in the third quarter of 2008.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $10.7 million, or 24%, in the third quarter of 2008, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 3.1% in the third quarter of 2008, from 1.9% in 2007, due to lower revenues.

NINE MONTHS ENDED AUGUST 31, 2008 COMPARED TO

NINE MONTHS ENDED AUGUST 31, 2007

Homebuilding

Revenues from home sales decreased 60% in the nine months ended August 31, 2008 to $3.0 billion from $7.5 billion in 2007. Revenues were lower primarily due to a 56% decrease in the number of home deliveries and an 8% decrease in the average sales price of homes delivered in 2008. New home deliveries, excluding unconsolidated entities, decreased to 10,860 homes in the nine months ended August 31, 2008 from 24,772 homes last year. In the nine months ended August 31, 2008, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2007. The average sales price of homes delivered decreased to $274,000 in the nine months ended August 31, 2008 from $299,000 in 2007, due to reduced pricing. Sales incentives offered to homebuyers were $47,500 per home delivered in the nine months ended August 31, 2008, compared to $45,000 per home delivered in the same period last year.

Gross margins on home sales excluding SFAS 144 valuation adjustments were $504.3 million, or 17.0%, in the nine months ended August 31, 2008, compared to $1.1 billion, or 14.4%, in the third quarter of 2007. Gross margin percentage on home sales, excluding SFAS 144 valuation adjustments, improved compared to last year primarily due to the Company’s lower inventory basis and continued focus on repositioning its product and reducing construction costs. The largest gross margin percentage improvement was experienced in the Company’s Homebuilding East segment. Gross margins on home sales were $372.2 million, or 12.5%, in the

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nine months ended August 31, 2008, which included $132.1 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $555.1 million, or 7.4%, in the nine months ended August 31, 2007, which included $523.0 million of SFAS 144 valuation adjustments.

Selling, general and administrative expenses were reduced by $581.3 million, or 54%, in the nine months ended August 31, 2008, compared to the same period last year, primarily due to reductions in associate headcount, variable selling expense and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 16.5% in the nine months ended August 31, 2008, from 14.3% in 2007, which was due to lower revenues.

Losses on land sales totaled $60.7 million in the nine months ended August 31, 2008, which included $39.0 million of SFAS 144 valuation adjustments and $34.3 million of write-offs of deposits and pre-acquisition costs related to approximately 5,500 homesites under option that the Company does not intend to purchase. In the nine months ended August 31, 2007, losses on land sales totaled $480.0 million, which included $197.2 million of SFAS 144 valuation adjustments and $312.4 million of write-offs of deposits and pre-acquisition costs related to approximately 24,400 homesites that were under option.

Equity in loss from unconsolidated entities was $52.9 million in the nine months ended August 31, 2008, which included $29.9 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $168.1 million in the nine months ended August 31, 2007, which included $172.7 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Management fees and other expense, net totaled $121.9 million in the nine months ended August 31, 2008, which included $116.5 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities and $5.6 million of write-offs of notes receivable, compared to management fees and other expense, net of $9.5 million in the nine months ended August 31, 2007, which included $46.4 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities and $16.5 million of goodwill write-offs, partially offset by the recognition of $24.7 million of profit deferred at the time of the recapitalization of the LandSource joint venture.

Minority interest income (expense), net was $9.0 million in the nine months ended August 31, 2008, which included $7.9 million of minority interest income as a result of a $15.9 million SFAS 144 valuation adjustment to inventory of a 50%-owned consolidated joint venture, compared to minority interest income (expense), net of ($3.2) million in the nine months ended August 31, 2007.

Sales of land, equity in loss from unconsolidated entities, management fees and other expense, net and minority interest income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

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Financial Services

Operating loss for the Financial Services segment was $25.6 million in the nine months ended August 31, 2008, compared to operating earnings of $24.8 million in the same period last year. The decline in profitability was primarily due to a goodwill write-off of $27.2 million related to the segment’s mortgage operations and lower transactions in the segment’s title and mortgage operations, compared to last year as a result of the overall weakness in the housing market. There were $27.9 million in write-offs of land seller notes receivables during the nine months ended August 31, 2007, compared to no write-offs of land seller notes receivables during the nine months ended August 31, 2008.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $39.0 million, or 28%, for the nine months ended August 31, 2008, compared to 2007. As a percentage of total revenues, corporate general and administrative expenses increased to 3.0% in the nine months ended August 31, 2008, from 1.7% in the same period last year, due to lower revenues.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2007. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern time on Tuesday, September 23, 2008. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-998-1175 and entering 5932669 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007
Revenues:
Homebuilding	$1,016,156	2,229,188	3,056,476	7,634,168
Financial services	90,384	112,665	240,893	375,708

Total revenues	$1,106,540	2,341,853	3,297,369	8,009,876

Homebuilding operating loss	$(92,194)	(787,698)	(342,558)	(999,388)
Financial services operating earnings (loss)	(12,861)	(5,245)	(25,567)	24,834
Corporate general and administrative expenses	(34,047)	(44,700)	(98,453)	(137,436)

Loss before benefit for income taxes	(139,102)	(837,643)	(466,578)	(1,111,990)
Benefit for income taxes	50,138	323,791	168,482	422,556

Net loss	$(88,964)	(513,852)	(298,096)	(689,434)

Basic and diluted average shares outstanding	158,499	157,973	158,350	157,600

Basic and diluted loss per share	$(0.56)	(3.25)	(1.88)	(4.37)

Supplemental information:
Interest incurred (1)	$36,049	45,191	110,717	157,460

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and notes receivable (2):
Loss before benefit for income taxes	$(139,102)	(837,643)	(466,578)	(1,111,990)
Interest expense	27,632	40,299	97,986	155,659
Valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and notes receivable	132,280	856,758	376,611	1,296,101

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and notes receivable	$20,810	59,414	8,019	339,770

(1)	Amount represents interest incurred related to homebuilding debt, which is primarily capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and notes receivable is a non-GAAP financial measure derived by adding back interest expense, valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and notes receivable reflected in loss before benefit for income taxes. This financial measure has been presented because the Company finds it useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007
Revenues:
Sales of homes	$995,731	2,169,443	2,967,651	7,479,322
Sales of land	20,425	59,745	88,825	154,846

Total revenues	1,016,156	2,229,188	3,056,476	7,634,168

Costs and expenses:
Cost of homes sold	848,609	2,168,446	2,595,468	6,924,224
Cost of land sold	49,273	404,444	149,526	634,808
Selling, general and administrative	156,298	304,254	488,288	1,069,575

Total costs and expenses	1,054,180	2,877,144	3,233,282	8,628,607

Gain on recapitalization of unconsolidated entity	—	—	—	175,879
Equity in loss from unconsolidated entities	(10,958)	(127,409)	(52,857)	(168,137)
Management fees and other expense, net	(52,228)	(10,511)	(121,895)	(9,501)
Minority interest income (expense), net	9,016	(1,822)	9,000	(3,190)

Operating loss	$(92,194)	(787,698)	(342,558)	(999,388)

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LENNAR CORPORATION AND SUBSIDIARIES

Valuation Adjustments and Write-offs

(In thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007
SFAS 144 valuation adjustments to finished homes, CIP and land on which the Company intends to build homes:
East	$8,685	92,542	50,967	211,950
Central	2,740	35,645	21,901	63,112
West	18,900	149,893	48,960	216,071
Other	1,959	25,056	10,305	31,899

Total	32,284	303,136	132,133	523,032

SFAS 144 valuation adjustments to land the Company intends to sell or has sold to third parties:
East (1)	11,333	32,228	13,840	72,306
Central	1,201	16,334	10,879	19,044
West	622	41,242	5,437	64,041
Other	292	24,755	893	41,827

Total	13,448	114,559	31,049	197,218

Write-offs of option deposits and pre-acquisition costs:
East	832	44,553	11,010	74,331
Central	1,706	38,205	6,581	49,413
West	5,866	139,719	10,073	164,459
Other	2,458	20,037	6,636	24,182

Total	10,862	242,514	34,300	312,385

Company’s share of SFAS 144 valuation adjustments related to assets of unconsolidated entities:
East	—	3,178	7,241	7,011
Central	—	9,445	158	10,588
West	2,919	126,062	21,870	155,113
Other	—	—	597	—

Total	2,919	138,685	29,866	172,712

APB 18 valuation adjustments to investments in unconsolidated entities:
East	10,076	19,850	20,171	26,719
Central	—	5,752	421	5,752
West	16,647	2,990	82,593	10,396
Other	13,272	3,505	13,306	3,505

Total	39,995	32,097	116,491	46,372

Write-offs of notes receivable:
West	1,000	—	1,000	—
Other	4,596	—	4,596	—

Total	5,596	—	5,596	—

Goodwill impairments:
Central	—	2,828	—	2,828
Other	—	13,669	—	13,669

Total	—	16,497	—	16,497

Financial services write-offs of notes receivable	—	9,270	—	27,885

Financial services goodwill impairment	27,176	—	27,176	—

Total valuation adjustments and write-offs of option deposits and pre-acquisitions costs, goodwill and notes receivable	$132,280	856,758	376,611	1,296,101

(1)	For the three and nine months ended August 31, 2008, SFAS 144 valuation adjustments to land the Company intends to sell or has sold to third parties has been reduced by $7.9 million of minority interest income recorded as a result of a $15.9 million SFAS 144 valuation adjustment to inventory of a 50%—owned consolidated joint venture.

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	Three Months Ended August 31,		At or for the Nine Months Ended August 31,
	2008	2007	2008	2007
Deliveries:
East	1,197	2,089	3,440	7,753
Central	1,319	2,739	3,782	9,137
West	885	2,043	2,874	6,884
Other	390	765	1,121	2,465

Total	3,791	7,636	11,217	26,239

Of the total deliveries listed above, 97 and 357, respectively, represent deliveries from unconsolidated entities for the three and nine months ended August 31, 2008, compared to 370 and 1,467 deliveries in the same periods last year.

New Orders:
East	944	1,552	3,190	6,295
Central	1,241	2,064	3,778	7,073
West	870	1,591	2,762	5,347
Other	332	597	1,098	2,277

Total	3,387	5,804	10,828	20,992

Of the total new orders listed above, 50 and 212, respectively, represent new orders from unconsolidated entities for the three and nine months ended August 31, 2008, compared to 232 and 968 new orders in the same periods last year.

Backlog - Homes:
East			1,541	2,687
Central			870	1,534
West			770	1,454
Other			373	692

Total			3,554	6,367

Of the total homes in backlog listed above, 132 represents homes in backlog from unconsolidated entities at August 31, 2008, compared to 550 homes in backlog at August 31, 2007.

Backlog - Dollar Value:
East			$416,889	922,909
Central			187,789	340,236
West			306,975	686,393
Other			136,031	276,510

Total			$1,047,684	2,226,048

Of the total dollar value of homes in backlog listed above, $66,768 represents the backlog dollar value from unconsolidated entities at August 31, 2008, compared to $268,698 of backlog dollar value at August 31, 2007.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas

West:	California and Nevada

Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	August 31,
	2008	2007
Homebuilding debt	$2,338,697	2,571,291
Stockholders’ equity	3,431,898	5,097,259

Total capital	$5,770,595	7,668,550

Homebuilding debt to total capital	40.5%	33.5%

Homebuilding debt	$2,338,697	2,571,291
Less: Homebuilding cash	857,050	128,049

Net homebuilding debt	$1,481,647	2,443,242

Net homebuilding debt to total capital (1)	30.2%	32.4%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital (net homebuilding debt plus stockholders’ equity).